Exhibit 99.1
Reuters – March 19, 2009
INTERVIEW-Greenbrier not in merger talks, sees profit in H2
Thu Mar 19, 2009 5:19pm GMT
* CEO: Greenbrier not actively pursuing sale
* Sees profitability in second half of fiscal 2009
* Says no substantial debt repayments till 2015
* Banking covenants under review, hopes to be compliant
* GE contract negotiations stalled, awaiting response
By Eric Yep
BANGALORE, March 19 (Reuters) — Railway equipment supplier Greenbrier Cos Inc (GBX.N: Quote, Profile, Research) is not actively pursuing a sale of the company and hopes to return to profitability in the second half of fiscal 2009, the company’s chief executive said.
“I have been approached by one or two companies to talk, but not about anything specific,” CEO William Furman told Reuters in an interview. “We certainly don’t have anything active going on and our board hasn’t taken up any offer or any plans to sell the company.”
However, he said the long-term value of Greenbrier was much greater if it continued to operate as an independent company in this climate.
“A consolidation could take place in many forms and I think that if it were the correct form one has to be open to anything that would make a company stronger and improve efficiency,” Furman said.
Earlier this week, Keybanc Capital Markets upgraded Greenbrier stock to “buy,” citing the maker of railcars and marine barges as a likely acquisition target amid deteriorating conditions that could trigger industry consolidation.
The brokerage said Greenbrier and American Railcar Industries Inc (ARII.O: Quote, Profile, Research) were the most likely companies to feature in merger-related activities, leading to some sort of industry consolidation.
Activist investor Carl Icahn had a 5 percent stake in Greenbrier as of last July, and owned 31 percent of American Railcar’s shares as of December, according to Reuters.

“We have looked repeatedly over the years, including more recently, with Mr. Icahn about the possibility of consolidating on the freight-car side of the business, the new car manufacturing businesses,” Furman said.
The U.S. railcar industry, hurt by slowing demand from railroads, falling freight volumes and a weak economy, has been grappling with an oversupply of railcars in the market, prompting speculation that consolidation among the manufacturers is imminent.
In February last year, Icahn and affiliates had proposed a possible merger of Greenbrier with American Railcar, but did not make an offer, adding to the speculation.
While new railcar manufacturing has declined sharply, the non-core businesses of railcar makers have remained strong, such as the wind turbine business of Trinity Industries (TRN.N: Quote, Profile, Research).
Further, Furman noted that Greenbrier’s falling share price had made it a tempting target for acquisition.
“I think Greenbrier is undervalued and Keybanc people were simply pointing out that fact,” Furman said, adding that there are people who would like to buy the company inexpensively.
Shares of the Lake Oswego, Oregon-based company have tumbled about 86 percent over the past year, erasing more than $300 million in market capital. The shares have rebounded to more than $3.50 after touching a lifetime low of $1.86 earlier this month.
RETURN TO PROFITABILITY
About half of Greenbrier’s revenue comes from new railcar manufacturing, which is expected to continue its decline in 2009. Almost 40 percent comes from a growing refurbishment and parts business.
“Most of our gross margin and cash flow in this environment will come from our other business segments besides railcar manufacturing,” Furman said.
“On a run rate on a quarterly basis we will be able to return to profitability in the second half,” he added.
However, future profitability will depend on the outcome of negotiations with General Electric Co (GE.N: Quote, Profile, Research) on an eight-year contract for 11,900 new railcars worth $1.2 billion, he added.
Greenbrier has said GE wants to substantially reduce, delay or cancel deliveries under the contract.
Greenbrier posted a loss for the first quarter ended Nov. 30 and warned of additional job cuts if General Electric’s rail unit cut back on the contract, prompting fears of a prolonged cash burn.
Furman said the company does not need to make substantial debt repayments till 2015.

“With respect to our banking covenants, those are under review and we believe we will find a way to be compliant with those as well,” Furman said.
Earlier this month, Moody’s Investors Service and Standard & Poor’s Ratings Services lowered the debt and corporate ratings of the company, citing deteriorating conditions in the new railcar market.
CONTRACT OFF TRACK
“Negotiations with GE are currently stalled,” Furman said.
A contract termination would cost GE a significant settlement amount, hurt at least a thousand jobs and eat into 75 percent of Greenbrier’s new railcar manufacturing backlog as well.
Greenbrier is trying to work out an agreement with GE. “This contract, while very large to us, is small for them,” Furman said. (Reporting by Eric Yep in Bangalore; Editing by Jarshad Kakkrakandy)
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